UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2007

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MECHANICAL TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in charter)

New York	0-6890	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 New Karner Road, Albany, New York 12205

(Address of Principal Executive Offices) (Zip Code)

(518) 533-2200

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Compensation

On December 23, 2007, Robert J. Kot, General Manager and Vice-President of MTI Instruments, Inc. (“MTII”), a wholly-owned subsidiary of Mechanical Technology Incorporated (“the Company”), was granted stock-based compensation awards in the form of stock option grants pursuant to the Company’s 2006 Equity Incentive Plan and his base annual salary was increased to $195,000 from $175,000 effective retroactively to December 6, 2007. Other terms of his employment agreement dated March 27, 2007 remain unchanged.

Mr. Kot was awarded a grant of 75,000 Company stock options at the price per share on the date of grant that will vest as follows: a) options for 25,000 shares will vest immediately; b) options for 35,000 shares shall vest as to 8,750 shares on the first anniversary of the grant date, then vest on each quarterly anniversary thereafter (i.e., beginning March 2009) if the Compensation Committee of the MTI Board determines that MTII met its 2008 annual revenue and profits goals; c) options for 15,000 shares shall vest as to 3,750 shares on the first anniversary of the grant date then vest each quarterly anniversary thereafter (i.e., beginning March 2009) if the Compensation Committee of the MTI Board determines that MTII exceeded its 2008 annual revenue and profits goals by at least 10%. All options issued to Mr. Kot have a seven-year term.

All of the forgoing stock based compensation issued to Mr. Kot was granted on December 23, 2007 and was priced based on the closing price of the Company’s stock on the NASDAQ Global Market System on December 21, 2007 of $0.79, due to the grant date falling over a weekend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY INCORPORATED
Date: December 26, 2007	By:	/S/ CYNTHIA A. SCHEUER
	Name:	Cynthia A. Scheuer
	Title:	Vice President, Chief Financial Officer and Secretary

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